                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into as of June 17, 2004 by and between CITIZENS INSURANCE COMPANY OF AMERICA, a Colorado corporation ("Citizens") and MAYFLOWER NATIONAL LIFE INSURANCE COMPANY, an Indiana corporation ("Mayflower").

                                   WITNESSETH:

         WHEREAS, Mayflower owns all of the issued and outstanding capital stock of Security Plan Life Insurance Company, a Louisiana-domiciled stock life insurance company ("SPL"); and

         WHEREAS, Citizens desires to purchase, and Mayflower desires to sell, 10,000 shares of common stock, $100.00 par value, of SPL (the "Shares"), which constitutes all of the issued and outstanding shares of capital stock of SPL.

         NOW, THEREFORE, it is agreed between the parties as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         Subject to the terms and conditions set forth in this Agreement, Mayflower agrees to sell, and Citizens agrees to purchase, all of the Shares as follows:


                  1.1 The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") to occur on the first business day of the month following the date on which all conditions set forth in Article VI of this Agreement have been satisfied (subject to the limitations set forth in Article VI) or waived in writing, or such earlier date after the satisfaction of such conditions as Mayflower may determine. The Closing will be effective as of 12:01 a.m. (Central time) on the Closing Date.

                  1.2 Citizens will pay to Mayflower at Closing $85,000,000 (Eighty-Five Million Dollars) (the "Purchase Price") by delivery of cash in the amount of $85,000,000 payable by wire transfer or delivery of other immediately available funds.

                1.3 At Closing, (i) Mayflower will deliver to Citizens the various certificates, instruments, and documents referred to in Section 6.1(f),
(ii) Citizens will deliver to Mayflower the various certificates, instruments, and documents referred to in Section 6.2, (iii) Mayflower will deliver to Citizens stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents free and clear of all security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature, and (iv) Citizens will deliver to Mayflower the consideration specified in Section 1.2.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF CITIZENS

         No representations or warranties are made by any director, officer, employee or shareholder of Citizens as individuals. Citizens hereby represents and warrants to Mayflower as follows:

         2.1 Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of Citizens, copies of which have been delivered to Mayflower, are complete and accurate, and the minute books of Citizens contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Citizens.

         2.2 Citizens has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement. Neither Citizens, nor its subsidiaries have any liability or obligation to pay any fee or commission to any broker, agent or finder other than Search Information Services, Inc. (whose fees, commissions and/or expenses shall be paid by Citizens) with respect to the transactions contemplated hereby.

         2.3 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Citizens will conflict with or result in a breach or violation of its Articles of Incorporation or Bylaws.

         2.4 The execution, delivery and performance of this Agreement has been duly authorized and approved by the Board of Directors of Citizens.

         2.5 Citizens has delivered to Mayflower statutory financial statements of Citizens, dated December 31, 2003 and March 31, 2004. All such statements, herein sometimes called "Citizens Financial Statements," are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Citizens for the periods included. The December 31, 2003 and March 31, 2004 Citizens Financial Statements have been prepared in accordance with statutory accounting principles.

         2.6 Since the dates of the Citizens Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Citizens and its subsidiaries.

         2.7 Citizens (i) understands that the Shares have not been, and will not be, registered under any federal or state securities laws, and are being offered and sold to Citizens in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is

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acquiring the Shares solely for its own account for investment purposes, and not with a view to public distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (v) is an "accredited investor" as that term is defined for purposes of Regulation D promulgated under the Securities Act of 1933, as amended and (vi) acknowledges that, in connection with the purchase of the Shares, it has not relied upon any representation or warranty made by Mayflower or any of its directors, officers, employees, shareholders or Affiliates (as such term is defined in Section 4.6), except those representations and warranties contained in this Agreement.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MAYFLOWER

         No representations or warranties are made by any director, officer, employee or shareholder of Mayflower as individuals. Mayflower hereby represents and warrants to Citizens as follows:

         3.1 Mayflower is an Indiana insurance company duly organized and validly existing under the laws of the State of Indiana. SPL is a stock life insurance company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of Mayflower and SPL has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of SPL currently in effect, copies of which have been delivered to Citizens, are complete and accurate, and the minute books of SPL contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of SPL. Copies of all minutes of all meetings of the Boards of Directors of SPL, Security Fire and Security Agency since 1996 have been made available to Citizens.

         3.2 The aggregate number of shares which SPL is authorized to issue is 10,000 shares of common stock, $100.00 par value, of which 10,000 are issued and outstanding, fully paid, non-assessable. All issued and outstanding shares of SPL are owned of record and held by Mayflower and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of the capital stock of SPL. SPL has two wholly owned subsidiaries, Security Plan Fire Insurance Company ("Security Fire"), a Louisiana-domiciled property and casualty insurer and Security Plan Agency, Inc. ("Security Agency") a Louisiana corporation. The aggregate number of shares, which Security Fire is authorized to issue, is 10,000 shares of common stock, $100.00 par value, of which 10,000 shares are issued and outstanding, fully paid, non-assessable. All issued and outstanding shares of Security Fire are owned of record and held by SPL and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of capital stock of Security Fire. The aggregate number of shares, which Security Agency is authorized to issue, is 200 shares of common stock $100.00 par value, of which 10 shares are issued and

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outstanding, fully paid, non-assessable. All issued and outstanding shares of
Security Agency are owned of record and held by SPL and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature. There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of the capital stock of Security Agency. Security Agency has no material assets or any liabilities greater than $5,000.

         3.3 Mayflower has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.3 of the Mayflower Disclosure Schedule, neither Mayflower, nor its subsidiaries have any liability or obligation to pay any fee or commission to any broker, agent or finder with respect to the transactions contemplated hereby, other than the fees and expenses of Cochran, Caronia & Co., LLC, which fees and expenses shall be paid by Mayflower.

         3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Mayflower will conflict with or result in a breach or violation of any Articles of Incorporation, Bylaws or any agreement of Mayflower, SPL, Security Fire or Security Agency.

         3.5 This Agreement has been duly authorized, executed and delivered by Mayflower, constitutes a legal, valid and binding obligation of Mayflower and is enforceable against Mayflower in accordance with its terms, except to the extent that (a) enforcement against Mayflower may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally or (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

         3.6 Mayflower has delivered to Citizens the annual and quarterly convention statements of SPL and Security Fire as of December 31, 2003 and the three months ended March 31, 2004, as filed with the Louisiana Department of Insurance. All such statements, herein sometimes called "SPL convention statements," (i) were prepared in accordance with statutory accounting practices ("SAP") and (ii) present fairly in all material respects in accordance with SAP, the financial position of SPL or Security Fire as appropriate, as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of SPL or Security Fire for and during the periods covered thereby. No deficiency has been asserted by any insurance regulatory authority with respect to such statements, except as set forth in Section 3.6 of the Mayflower Disclosure Schedule.

         3.7 Except as set forth in Section 3.7 of the Mayflower Disclosure Schedule, since the dates of the SPL convention statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of SPL or Security Fire. Except as set forth in Section 3.7 of the Mayflower Disclosure Schedule, SPL and Security Fire have no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which are required by SAP to be disclosed in the SPL convention statements and are not so disclosed, except for contractual liabilities pursuant to policies of insurance issued or


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assumed by SPL or Security Fire, and except for liabilities incurred in the ordinary course of business.

         3.8 Section 3.8 of the Mayflower Disclosure Schedule sets forth a description of all pending legal proceedings involving SPL and Security Fire, in which SPL or Security Fire, as the case may be, can reasonably be expected to be obligated to incur expenses, including legal fees, of $10,000 or more, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving, or to the knowledge of the officers of Mayflower, after due inquiry, threatened against SPL or Security Fire or affecting any of their respective assets or properties with respect to which SPL or Security Fire, as the case may be, can reasonably be expected to be obligated to incur expenses, including legal fees, of $10,000 or more. Except as would not reasonably be expected to have a material adverse effect on SPL or Security Fire, (a) SPL and Security Fire are not in breach, violation or default under any contract or instrument to which they are a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach, violation or default by SPL or Security Fire under any contract or other instrument to which SPL or Security Fire is a party or by which they or any of their properties may be bound or affected, (b) neither SPL or Security Fire are in violation of any provision of their Articles of Incorporation or Bylaws, and (c) there is no pending court or regulatory order applicable to SPL or Security Fire.

         3.9 The assets of SPL and Security Fire have admissible values as at December 31, 2003 and March 31, 2004, under applicable Louisiana law, at least equal to the aggregate admitted value attributed to such assets on the December 31, 2003 and March 31, 2004 SPL convention statements, respectively.

         3.10 Except as set forth in Section 3.10 of the Mayflower Disclosure Schedule, neither SPL nor Security Fire is a party to any sales, agency, lease, rental, license, royalty, union or other material contract or agreement, written or otherwise, involving annual payment obligations of SPL or Security Fire in excess of $50,000.00 other than insurance policies issued or assumed by SPL or Security.

         3.11 All statutory reserves and other similar amounts with respect to losses, benefits, claims and expenses in respect of SPL's insurance businesses as established or reflected in the December 31, 2003 SPL convention statements (the "Reserves") were determined in accordance with SAP.

         3.12 Mayflower has delivered to Citizens a copy of each of the federal income tax returns of SPL and Security Fire for the years ended December 31, 2000, 2001 and 2002. All accrued and unpaid federal, state, county and local taxes of SPL and Security Fire (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods shall have been included in the provision for taxes reflected in the March 31, 2004 SPL convention statement. All material returns and reports or other information thereof of SPL and Security Fire required or requested by federal, state, county, and local tax authorities have been filed or supplied, and all such information is true and correct in all material respects.


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

         3.13 Except as set forth in Section 3.13 of the Mayflower Disclosure Schedule, neither SPL nor Security Fire have employee benefit plans. To the knowledge of Mayflower, none of such employee benefits plans are not in compliance with the requirements of the Employee Retirement Income Security Act of 1974.

         3.14 Except as set forth in Section 3.14 of the Mayflower Disclosure Schedule, since March 31, 2004, each of SPL and Security Fire has continued actively in the conduct of its respective business, meeting and performing all of its obligations in all material respects in the ordinary course of its business, and (i) there has been no material adverse change in the assets or liabilities or in the condition, business, financial or otherwise, of SPL and Security Fire; (ii) each of SPL and Security Fire has not transferred, conveyed, or acquired any material assets or property or entered into any transaction which by reason of its size or otherwise is not in the ordinary course of its business; (iii) each of SPL and Security Fire has not paid to any employee any compensation that is not in the ordinary course of business; (iv) each of SPL and Security Fire has not declared or paid any dividend or authorized or made any other distribution of any kind to its shareholders, or issued or sold, or issued rights or options to purchase or subscribe to, or subdivided or otherwise changed, or agreed to repurchase or redeem, any shares of its capital stock (except for dividends paid or payable to Mayflower through March 31, 2004 and included in the SPL Financial Statements); and (v) each of SPL and Security Fire has not made or agreed to make any changes with respect to its capital stock as regards dividends, redemption, voting powers or restriction or qualifications of voting powers as presently exist in its Articles of Incorporation.


         3.15 Each of SPL and Security Fire is not in default in the payment of any of its obligations. Other than those normal liabilities incurred by SPL and Security Fire since December 31, 2003 in the ordinary course of business, there are no material liabilities, whether such liabilities are contingent, absolute, direct, or indirect, matured, unmatured or otherwise, and including, but not limited to, liabilities for federal, state or local taxes, penalties and assessments, which do not appear on the aforesaid financial statements of SPL or Security Fire as of December 31, 2003 and March 31, 2004.


         3.16 Except as set forth in Section 3.16 of the Mayflower Disclosure Schedule, each of SPL and Security Fire has no outstanding mortgages, letters of credit, corporate bonds, debentures, trust or premium certificates or other income, surplus, debt or capital obligations of a similar nature.


         3.17 Except as set forth in Section 3.17 of the Mayflower Disclosure Schedule, each of SPL and Security Fire has now, and at Closing will have, good and indefeasible title to all of its properties and assets, including the property and assets set forth in the balance sheet of SPL and Security Fire as of March 31, 2004, and in each case, other than deposits held in joint custody with insurance regulatory authorities, such assets and properties are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature.


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

         3.18 SPL and Security Fire have not issued and do not have in force any insurance or annuity contracts which provide for mandatory dividends or participation or sharing in the profits, earnings, accumulations or expense savings of SPL or Security Fire.

         3.19 No representation or warranty by Mayflower in this Agreement, the Mayflower Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         3.20 SPL has begun the process of implementing the requirements of
Section 404 of the Sarbanes-Oxley Act of 2002.

         3.21 All amounts to be paid under the 2004 Incentive Plan of SPL shall have been accrued and paid by SPL prior to Closing.


                                   ARTICLE IV
                 OBLIGATIONS OF THE PARTIES PENDING THE CLOSING

         4.1 At all times prior to the Closing, during regular business hours and upon prior arrangement of such meetings, each party will permit the other to meet with staff members, examine its books and records and the books and records of any subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner, as it protects its own confidential or proprietary information from unauthorized disclosure, and not use or disclose such information to the competitive detriment of the disclosing party. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made; (b) information acquired by the party to whom the disclosure is made from other sources; or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made. In the event one party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, the other party will be promptly notified of the request or requirement so that the other party may seek an appropriate protective order or waive in writing compliance with the provisions of this Section 4.1. If one party is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, it may disclose such information to the tribunal; provided, however, that the disclosing party shall use its reasonable best efforts to obtain, at the request of the nondisclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the nondisclosing party shall designate.


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

         4.2 Prior to Closing, Mayflower and Citizens shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of the representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in all material respect. Mayflower will deliver to Citizens on or before the Closing Date any reports relating to the financial and business condition of SPL and Security Fire which are filed with any governmental authority after the date of this Agreement and prior to Closing.

         4.3 Each party to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use its best efforts in order to consummate the transactions contemplated hereby as promptly as practicable, including completion of all regulatory filings that may be required. Citizens agrees to file and to use its best efforts to obtain such approvals or consents from the Regulatory Authorities (as defined in Article V below) required for the transactions contemplated by this Agreement. Neither Citizens nor Mayflower shall be obligated to file a suit or to appeal from any adverse ruling of a regulatory authority, nor shall Citizens or Mayflower be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

         4.4 Subject to the provisions of Article VIII, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to any taxes of SPL, Security Fire or Security Agency for any tax period ending prior to or on the Closing Date or beginning prior to Closing and ending after the Closing Date, Citizens and Mayflower shall, at their own cost, cooperate fully and to the extent reasonably requested by the other party. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such tax return, audit, litigation or other proceeding. Each party shall use reasonable best efforts in making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Mayflower and Citizens shall, and shall cause their respective Affiliates (as such term is defined in Section 4.6) and successors to, and Citizens shall cause SPL and Security Fire to, (i) retain and maintain all tax records for the full period of the applicable statute of limitations, including any extension thereof and (ii) allow Mayflower and Citizens and their respective agents and representatives (and agents or representatives of any of their respective Affiliates), to inspect, review and make copies of such records as is reasonably necessary or appropriate from time to time.

         4.5 Other than as required by this Agreement, Mayflower agrees that SPL and Security Fire will not, without the prior written consent of Citizens (which consent shall not be unreasonably withheld), between the date hereof and
Closing:

                  (a) issue or sell, or agree to issue or sell, any stock, bonds or other corporate securities, or declare or pay any dividends on capital stock, or make any other payments or distributions to its stockholders, except for the payment of dividends to stockholders already declared and disclosed herein;


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

                  (b) incur any obligation or liability, absolute, contingent, direct or indirect, other than liabilities or obligations incurred in the ordinary course of its business;

                  (c) incur any indebtedness for borrowed money; make any loans or advances to any individual, firm or corporation other than commission advances to sales agents and others in the ordinary course of business, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation;

                  (d) except as set forth in Section 4.5(d) of the Mayflower Disclosure Schedule, discharge or satisfy any lien or encumbrance or pay any obligation or liability other than current liabilities shown on the SPL convention statement as of December 31, 2003, or those incurred thereafter;

                  (e) mortgage, pledge, or subject to lien or security interest, charge or otherwise encumber any of its assets or properties;

                  (f) sell or transfer any of its properties or assets, or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and for a consideration equal to the fair value thereof;

                  (g) other than in the ordinary course of business, and except as set forth in Section 4.5(g) of the Mayflower Disclosure Schedule, pay any bonuses or special remuneration to any officer or employee, increase the salaries or other remuneration of any officer or employee, enter into any written contract of employment, management or consultation, or enter into any contract or adopt or amend any plan providing for such bonuses or for stock options or warrants, pensions, retirement benefits, profit sharing or the like;

                  (h) sell or transfer any of its real properties other than those properties set forth in Section 4.5(h) of the Mayflower Disclosure Schedule;

                  (i) except as set forth in Section 4.5(i) of the Mayflower Disclosure Schedule, make any material capital expenditures for property, plant or equipment;

                  (j) enter into any long-term contracts or commitments, except in the ordinary course of business;

                  (k) use any of its assets or properties except for proper corporate purposes;

                  (l) modify, amend, cancel or terminate any existing agreement except in the ordinary course of its business or in accordance with the terms of any such agreement;

                  (m) enter into any transaction or agreement (involving a value in excess of $50,000.00) that would adversely affect the financial condition of SPL or Security Fire other than in the ordinary course of its business and other than as set forth on Section 4.5(m) of the Mayflower Disclosure Schedule;

                  (n) issue any outstanding contracts, agreements, options, warrants, calls or commitments relating to its authorized, unissued stock;

                  (o) except as set forth in Section 4.5(o) of the Mayflower Disclosure Schedule, incur any material liabilities, whether such liabilities are contingent, absolute, direct or indirect, matured, unmatured or otherwise, which do not appear on the SPL convention statement as of March 31, 2004, except those incurred after March 31, 2004, in the ordinary course of its business, none of which would be reasonably expected to have a material adverse effect upon SPL; or

                  (p) issue or grant any outstanding corporate bonds, debentures, trust or premium certificates or other income, surplus or capital obligations of a similar nature, except as specified herein.

         4.6 From the date hereof through and until the earlier of termination of this Agreement pursuant to Article VII or Closing, neither Mayflower nor any of its Affiliates, employees, directors, officers, shareholders, agents or advisors shall, directly or indirectly, without the prior written consent of Citizens, (a) enter into a Transaction, (b) publicly disclose the intention to enter into a Transaction or (c) solicit, initiate or encourage any inquiries, proposals or offers from any person or entity relating to any Transaction. For purposes of this Agreement, the term "Transaction" shall mean the sale, pledge or disposition of the Shares or any other transaction which would have the same effect, or any other arrangement that would transfer, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such aforementioned transaction is to be settled by delivery of the Shares. For the purposes of this Agreement, the term "Affiliate" shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

         4.7 If the Closing Date is on or prior to December 31, 2004, SPL shall terminate the 2004 Incentive Plan (the "Plan") of SPL as of the Closing Date, and SPL shall pay the pro rata portion (as of the Closing Date) of any bonuses pursuant to the provisions of the Plan.

         4.8 Within ten (10) days after the date of this Agreement, Mayflower shall cause SPL to engage certified public accountants to audit the consolidated US GAAP statements of SPL for the years 2002 and 2003.

         4.9 Mayflower shall use commercially reasonable efforts to cause Alderwoods (Louisiana), Inc. to pay off and satisfy in full that certain Promissory Note, dated March 26, 1996, from Alderwoods (Louisiana), Inc.'s predecessor in favor of SPL (the "Promissory Note") prior to Closing, and in any event, Mayflower shall cause Alderwoods (Louisiana), Inc. to pay off and satisfy in full such Promissory Note no later than December 31, 2004; PROVIDED, HOWEVER, that SPL or Citizens, as the case may be, shall release and discharge any and all liens or other security interests in the collateral securing the Promissory Note at the time of such payment. At all times prior to the payment in full and satisfaction of the Promissory Note, Mayflower shall cause Alderwoods (Louisiana), Inc. to make all payments when due and payable in accordance with the terms of the Promissory Note and otherwise fulfill all of its obligations under the Promissory Note.


                                    ARTICLE V
                               REGULATORY FILINGS

         Within 20 business days after the execution of this Agreement, Citizens shall file with the Insurance Commissioner of the State of Louisiana and the Insurance Commissioner of the State of Colorado (together, the "Regulatory Authorities") all of the regulatory approval documents required by Louisiana and Colorado law in order to consummate the transactions contemplated by this Agreement, as well as any other regulatory filing required to consummate the transactions contemplated hereby, including any filings under the Hart, Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS PRECEDENT TO CITIZENS' OBLIGATIONS. The obligation of Citizens to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that Citizens waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful, reckless or grossly negligent act or omission of Citizens or any Affiliate of Citizens:

         (a) The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from each of the Regulatory Authorities and any other applicable governmental authority (collectively, the "Applicable Regulatory Authorities");

         (b) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

         (c) Mayflower shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

         (d) There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

         (e) The representations and warranties made by Mayflower in this Agreement shall be true as though such representations and warranties had been made or given on and as of the

Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of (1) changes caused by transactions suggested or approved in writing by Citizens, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of SPL) during or arising after the date of this Agreement;

         (f) Mayflower shall have supplied Citizens with:

                           (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Mayflower approving this Agreement and the transactions contemplated by it in accordance with applicable law;

                           (ii) a certified copy of a resolution or resolutions duly adopted by the shareholders of Mayflower approving this Agreement and the transactions contemplated by it in accordance with applicable law;

                           (iii) a certificate of Mayflower dated the Closing Date to the effect that each of the conditions specified in this
         Section 6.1 have been satisfied in all respects;

                           (iv) an opinion of counsel to Mayflower dated as of the Closing Date addressing the matters set forth in Exhibit B attached hereto and subject to customary assumptions and qualifications; and

                           (v) an opinion of in-house counsel to Mayflower dated as of the Closing Date stating that to such counsel's knowledge there are no legal proceedings that would be required to be disclosed pursuant to Section 3.8 of this Agreement that have not been disclosed to Citizens.

         (g) Citizens shall have received approval from the Colorado Division of Insurance to issue a Surplus Debenture to Citizens, Inc., its parent, in an amount up to $30 million, in conjunction with the transactions contemplated by this Agreement.

         6.2 CONDITIONS PRECEDENT TO MAYFLOWER'S OBLIGATIONS. The obligation of Mayflower to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that Mayflower waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful, reckless or grossly negligent act or omission of Mayflower or any Affiliate of Mayflower:

         (a) The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from the Applicable Regulatory Authorities;

         (b) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

         (c) Citizens shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

         (d) There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

         (e) The representations and warranties made by Citizens in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of
(1) changes caused by transactions suggested or approved in writing by Mayflower, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of SPL) during or arising after the date of this Agreement;

         (f) Citizens shall have furnished Mayflower with a certificate of Citizens dated the Closing Date to the effect that each of the conditions specified above in this Section 6.2 have been satisfied in all respects; and

         (g) Except as otherwise described in Section 6.2(g) of the Mayflower Disclosure Schedule, all intercompany accounts listed in Section 6.2(g) of the Mayflower Disclosure Schedule shall have been terminated or settled.


                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

         7.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

         (a)      By mutual consent of Citizens and Mayflower;

         (b) By Citizens or Mayflower if the Closing has not occurred on or prior to November 1, 2004, PROVIDED that the non-occurrence of the Closing was not caused by any breach of this Agreement by the party seeking termination;

         (c) By Citizens or Mayflower, if there is discovered any material error, misstatement or omission in the representations and warranties of the other party; PROVIDED that the party seeking termination pursuant to this Section 7.1(c) shall have provided the other party with written notice of such error, misstatement or omission and such other party shall have failed to cure such error, misstatement or omission with thirty (30) days after receiving such notice and PROVIDED FURTHER that the party seeking termination pursuant to this Section 7.1(c) is not in material breach of any provision contained in this Agreement; or

         (d) By Citizens or Mayflower in the event any Regulatory Authority denies any approval or consent requested for the transactions contemplated by this Agreement (including any appeal of such denial) and the failure to obtain such approval or consent would have a material adverse effect on the business and operations of SPL upon Closing.

         7.2 Any of the terms or conditions of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.


                                  ARTICLE VIII
                                 INDEMNIFICATION


         8.1 The representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter.

         8.2 After the Closing, the parties shall indemnify each other as follows:

                  (a) In the event any party ("Indemnifying Party") breaches (or in the event any third party alleges facts that, if true, would mean such party has breached) any of its representations, warranties or covenants contained herein, and another party ("Indemnified Party") makes a written claim for indemnification pursuant to this Section 8.2 within the applicable survival period specified in Section 8.1, then the Indemnifying Party agrees to indemnify the Indemnified Party) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) the Indemnified Party may suffer through and after the date of the claim for indemnification (including any adverse consequences suffered after the end of any applicable survival period) resulting from, arising out of, or relating to such breach (collectively "Losses").

                  (b) If any third party shall notify any party (such party also being referred to as an "Indemnified Party") with respect to a matter ("Third Party Claim") which may give rise to a claim for indemnification against another party (such party also being referred to as an "Indemnifying Party") under this
Section 8.2, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced in a material manner.

                  (c) Notwithstanding the foregoing provisions of this Section
 8.2 and other than as set forth in Section 8.3 (to which the Deductible as defined below will not apply), Mayflower shall have no liability for any Losses under this Agreement or the transactions contemplated hereby unless and until the cumulative amount of such Losses exceeds in the aggregate $500,000 (the "Deductible"), in which case recovery for such Losses will be permitted for the aggregate amount of all such Losses. Any Losses less than $5,000 shall not be taken into account in determining whether all Losses exceed the Deductible PROVIDED that individual Losses of less than $5,000 may be aggregated for the purposes of determining whether all Losses exceed the Deductible if such individual Losses arise out of the same occurrence, event or circumstance. Recovery for Losses and/or Obligations (as defined in Section 8.3), incurred by Citizens shall be limited to, and shall not exceed, in the aggregate $25,000,000.

         8.3 (a) Mayflower shall be liable for and shall indemnify and keep indemnified Citizens (for itself and its Affiliates) against all costs, charges, expenses, claims, liabilities and obligations including but not limited to the attorneys fees' and costs suffered or incurred by Citizens and its Affiliates within three (3) years after the Closing Date ("Obligations") in excess of $100,000.00 arising out of or in connection with that certain Class-Action styled Lillie M. Hall et al vs. Security Plan Life Insurance Company, Case No. 68938 filed in the 23rd Judicial District Court, Ascension Parish, Louisiana and arising out of or in connection with that certain Agreement of Class-Action Settlement with SPL and related entities by and between Plaintiff Lillie M. Hall and class members in the Settlement Class-Action litigation, and arising out of or in connection with that certain Consent Agreement dated August 7, 2001 by and between SPL and the Louisiana Department of Insurance in connection with Lillie
M. Hall, et al vs. Security Plan Life Insurance Company (collectively, the "Hall Matter"); PROVIDED that Citizens promptly submits written notice of any such Obligations to Mayflower as incurred and in no event later than 90 days after the third anniversary of the Closing Date. Each party shall keep the other party informed and apprised as to the status of the Hall Matter.

                  (b) Mayflower shall be liable for and shall indemnify and keep indemnified Citizens (for itself and its Affiliates) against all Obligations arising out of or in connection with each case listed in Section 8.3(b) of the Mayflower Disclosure Schedule to the extent such Obligations exceed $25,000 with respect to any such individual case; PROVIDED that Citizens promptly submits written notice of any such Obligations to Mayflower as incurred and in no event later than 90 days after the third anniversary of the Closing Date. Each party shall keep the other party informed and apprised as to the status of the each such case.

                  (c) From and after the Closing, Citizens' right to indemnification with respect to any Obligations pursuant to Sections 8.3(a) and/or 8.3(b) shall be its sole and exclusive remedy for damages under or with respect to such Sections, and Citizens and its Affiliates shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto (except the right to obtain equitable or injunctive relief as expressly set forth in Section 9.10).

                  8.4 PROCEDURE. In the event that any third party claim or demand shall be asserted against any indemnified party in respect of any Losses or any claim or demand in respect of any Obligations shall be asserted pursuant to Section 8.2 or 8.3, the indemnified party shall promptly, and in any event within 30 days after the receipt of notice of such claim or demand, if a claim in respect thereof is to be made against the indemnifying party hereunder, cause written notice thereof to be given to the indemnifying party; PROVIDED that failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligations it may have to the indemnified party hereunder, except to the extent that it is prejudiced by such failure. In the event any claim or demand for indemnification is made under this Article VIII, the indemnifying party shall be entitled to participate fully in the action or proceeding. Upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense of any such claim or demand, including any proceeding relating to Section 8.2 or 8.3, with counsel of its choice PROVIDED the indemnifying party proceeds with diligence and in good faith with respect thereto. Thereafter, the indemnifying party shall not be liable to the indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof except as provided in this Section 8.4. In the event that any claim or demand is made under this Article VIII, the indemnifying party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim or demand, and each party shall keep the other informed and apprised of the status of such claim or demand. If the indemnifying party assumes and controls the defense of a claim, the indemnified party shall be entitled to participate therein at its sole cost and expense, but subject to the control of the indemnifying party. The indemnified party may employ separate counsel, and the indemnifying party shall bear the expenses of such separate counsel, if (a) in the written opinion of counsel to the indemnified party, use of counsel of the indemnifying party's choice would be expected to give rise to a conflict of interest, (b) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (c) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party. In no event shall the indemnifying party be obligated to pay the fees and expenses of more than one counsel for all indemnified parties with respect to any claim indemnified under this Article
VIII. Notwithstanding the foregoing provisions of this Section 8.4, (x) no indemnifying party shall be entitled to settle any third party claim for which indemnification is sought under this Article VIII without the indemnified party's prior written consent unless as part of such settlement the indemnified party is released from all liability with respect to such third party claim and such settlement does not impose any equitable remedy on the indemnified party, adversely affect the indemnified party's business or require the indemnified party to admit any wrongdoing, and (y) no indemnified party shall be entitled to settle any third party claim for which indemnification is sought under this
Article VIII without the indemnifying party's prior written consent unless the indemnifying party has not assumed control of such claim and, as part of such settlement, the indemnifying party is released from all liability with respect to such third party claim and such settlement does not impose any equitable remedy on the indemnifying party, adversely affect the indemnifying party's business or require the indemnifying party to admit any wrongdoing.


                                   ARTICLE IX
                                  Miscellaneous

                  9.1 Mayflower and Citizens each acknowledge and agree that the federal taxable year of SPL shall terminate on the Closing Date. Mayflower will within 30 days after Closing deliver to SPL and Citizens a computation of the federal tax due (the "Tax Due") by SPL for the short period ending on the Closing Date, which amount (if any) shall thereupon be paid to SPL within 15 days of Mayflower's delivery of such computation. For purposes of such computation, (a) Mayflower shall "close the books" of SPL and assign tax items to the time when each item was accrued, incurred or realized, except that exemptions, allowances, and deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis,
(b) SPL shall be given credit for estimated federal income taxes paid by it for its short taxable year ending on the Closing Date ("Estimated Taxes"), and (c) Mayflower shall pay to SPL any excess of Estimated Taxes over the Tax Due (if any) within 15 days of Mayflower's delivery of the Tax Due computation. The transactions contemplated by this Agreement shall be reported and recorded for the short taxable year of SPL and for the deemed short taxable year of Security Fire and Security Agency that ends with the Closing Date (the "Short Year"), and within 30 days after the Closing Date, Mayflower shall prepare and provide to Citizens (with the full assistance and cooperation of the staff of SPL) a balance sheet of SPL, Security Fire and Security Agency as at immediately prior to the Closing Date. The parties acknowledge that SPL has historically made federal tax deposits under its own taxpayer identification number, notwithstanding that it has filed a consolidated tax return with Mayflower since the 1999 tax year. The parties further acknowledge that all federal tax deposits made by SPL prior to Closing have been applied to the consolidated federal tax return of Mayflower. The parties agree all federal tax deposits made by SPL after the date of this Agreement for periods prior to Closing, including without limitation the Short Year filings, shall be applied to the consolidated federal tax return of Mayflower.

                  9.2 This Agreement (including the schedules and exhibits referred to herein and which are hereby incorporated herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent related to the subject matter hereof. This Agreement may be modified or amended only by a written document that is duly executed by Mayflower and Citizens.

                  9.3 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

                  9.4 Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, and SPL shall not bear any out-of-pocket costs and expenses (including counsel fees and expenses) in connection with the preparation and negotiation of this Agreement.

                  9.5 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

                  9.6 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Citizens:                               To Mayflower:

Citizens, Inc.                             Mayflower Life Insurance Company
400 E. Anderson Lane                       1055 St. Charles Avenue, Suite 600
Austin, Texas  78752                       New Orleans, Louisiana 70130
Attn: Mark A. Oliver, President            Attn:  General Counsel

Phone:  (512) 837-7100                     Phone:  (504) 561-7718
Fax:    (512) 836-9334                     Fax:    (504) 561-7740

with copies to:                            with copies to:

Jones & Keller, PC                         Jones Day
1625 Broadway, Suite 1600                  2727 N. Harwood Street
Denver, CO  80202                          Dallas, Texas 75201
Attn:  Reid Godbolt, Esq.                  Attn:  Sharon A. Alexander, Esq.

Phone:  (303) 573-1600                     Phone:  (214) 220-3939
Fax:    (303) 573-0769                     Fax:    (214) 969-5100


or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

         9.7 At all times at or before the Closing, except as may be required by applicable law, Mayflower and Citizens will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If Mayflower and Citizens are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party seeking to make such disclosure, required by law to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this Section 9.7 may be disclosed or otherwise provided by Mayflower or Citizens to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

         9.8 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.9 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder.

         9.10 Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity. Except as otherwise provided in Section 8.3(c), all remedies identified in this Agreement are in addition to any remedies available at law or in equity.

         9.11 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws or any jurisdiction other than the State of Texas. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         9.12 In the event of any dispute, claim or controversy concerning, arising out of or relating to this Agreement, its effect, the breach hereof, or the transactions contemplated hereby, the same shall be settled by binding arbitration before a three person arbitration panel. The selection of the panel shall be made as follows: (1) each party shall appoint one arbitrator; (2) the two arbitrators shall select a third arbitrator; PROVIDED, HOWEVER, the parties retain their right to and shall not be prohibited, limited or in any way restricted from, seeking or obtaining equitable or injunctive relief from a court having jurisdiction over the parties. The arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the then applicable Commercial Dispute Resolution Procedures. The results of the arbitration shall be final, conclusive and binding upon the parties thereto, and judgment on the award may be entered in any court having jurisdiction thereof. In rendering the award, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. Unless determined otherwise pursuant to an arbitration hereunder, the parties participating in an arbitration hereunder will be charged equally for all arbitration fees and expenses. Punitive or exemplary damages shall not be permitted under any circumstances. The arbitration shall be held in Dallas, Texas or at such other place as may be selected by mutual agreement of the parties.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above by the duly authorized officers of each of Citizens and Mayflower.


CITIZENS INSURANCE COMPANY                     MAYFLOWER NATIONAL LIFE
OF AMERICA                                     INSURANCE COMPANY


BY: _________________________                  BY:  _________________________
    MARK A. OLIVER, PRESIDENT                       AARON P. SHIPPER, PRESIDENT
                                                    AND CEO

                                    EXHIBIT A
                                    ---------

                          MAYFLOWER DISCLOSURE STATEMENT
                          ------------------------------

                                    EXHIBIT A

                          MAYFLOWER DISCLOSURE SCHEDULE

         Pursuant to the provisions of the Stock Purchase Agreement, dated June 17, 2004, by and between Citizens Insurance Company of America ("Citizens") and Mayflower National Life Insurance Company ("Mayflower") (the "Agreement"), Mayflower hereby makes the following disclosures respecting the similarly numbered sections in the Agreement. All terms beginning with initial capital letters that are not otherwise defined in this Disclosure Schedule shall have the same meaning as set forth in the Agreement.



SECTION 3.3:

Agreement with Cochran, Caronia & Co. LLC to provide certain investment banking services to Mayflower.


SECTION 3.6:

         The Louisiana Department of Insurance is conducting its periodic examination for the years 2000-2003; as of the date of this Agreement no deficiencies have been asserted and Mayflower will promptly provide an update with respect to any assertions that may be made.

SECTION 3.7:

None



SECTION 3.8:

1. POTENTIAL CLAIM. Former employee, Kathleen Gonzales, gave notice of desiring arbitration on September 12, 2002, but never pursued formal arbitration.

2. KANSAS, ET AL V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 19 97-0116). Plaintiff brought suit in the Civil District Court for the Parish of Orleans on January 21, 1997. The policy provided for a metal casket and the insured was to be buried in a Jewish cemetery where only wooden caskets are allowed. The funeral home refuses to allow a casket substitution. The suit includes the funeral home as a defendant. This is a death claim for which plaintiff alleges $70,000 in damages.

3. RIDEAU V. SECURITY PLAN LIFE INSURANCE COMPANY (CASE NO. 02-C-3907-A). Plaintiff brought suit in the 27th Judicial District Court in the Parish of St. Landry on September

         25, 2002. The insured was not in sound health on the date of issue. This is a declined death claim for which plaintiff alleges $4,732 in damages.

4. BERTRAND V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 76588-A). Plaintiff brought suit in the 15th Judicial District Court in the Parish of Vermilion on July 20, 2001. The accidental death benefits were denied due to the insured's death being the result of a multidrug overdose. This is a declined accidental death benefit claim for which plaintiff alleges the insurance amount of $29,917 plus legal interest, penalties, reasonable attorney's fees and all costs of the proceedings as damages.

5. PITTMAN V. AMERICAN GENERAL PROPERTY INSURANCE COMPANY AND SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 76942-I). Plaintiff brought suit in the 22nd Judicial District Court in the Parish of Washington on April 8, 1998. The insured had $20,000 of contents coverage and $5,218.76 was paid. This is a fire claim for which plaintiff alleges $50,000 in damages.

6. SMITH V. SECURITY PLAN LIFE INSURANCE COMPANY, ET AL (CASE NO. 00074385C). Plaintiff brought suit in the 23rd Judicial District Court in the Parish of Ascension on February 3, 2003. This suit alleges that low income and uneducated segments of African Americans were targeted for specific life products.

7. COLIN, ET AL V. BROWN, ET AL (CASE NO. 00-57004). Plaintiff brought suit in the 1st City Court of the City of New Orleans, Louisiana on October 6, 2000. Brown was involved in an automobile accident and his insurer was Young American Insurance Company. However, the Young American Insurance Co. which was acquired by SPL did not sell automobile insurance and the suit was brought in error. Plaintiff's attorney stated he would take care of the release.

8. FRANKLIN V. ARMSTRONG, ET AL (CASE NO. C 496559 F). Plaintiff brought suit in the 19th Judicial District Court in the Parish of East Baton Rouge on August 6, 2002. Armstrong was involved in an automobile accident and his insurer was American Standard Insurance Company. However, the business acquired by SPL from American Standard was not automobile insurance and the suit was brought in error.

9. CRAWFORD & CO., ET AL V. DEPENDABLE TRANSPORT INC, ET AL (INDEX # 113631/03). Plaintiff brought suit in the Supreme Court of the State of New York in the County of New York on November 4, 2003. This is a case involving automobile insurance and the suit was brought in error.

10. DUFFY, ET AL V. SI-SIFH CORP., ET AL (CASE NO. 97-12045). Plaintiff brought suit in Civil District Court in the Parish of Orleans on April 13, 2004. Plaintiffs were denied right to substitute caskets by the funeral home. Plaintiff's counsel is attempting to consolidate additional plaintiffs in this action. This case has been previously denied class certification and was originally brought against the funeral homes which settled the various actions.

11. CABALLERO V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 00069730E). Plaintiff brought suit in the 23rd Judicial District Court in the Parish of Ascension. Plaintiff is a former employee alleging wrongful termination and is suing for backpay, benefits, and equitable damages. Defendants are drafting a motion for summary judgment.

12. REFUGE V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 01-50749). Plaintiff brought suit in the First City Court of the City of New Orleans. Plaintiff is a former employee alleging that she was not paid full wages and is petitioning for past wages of $1,150.




SECTION 3.10:

1. Reinsurance Agreement between Security Industrial Insurance Company and Mayflower National Life Insurance Company, effective January 1, 1999.

2. Agreement for Backfile Scanning of Policy Applications between Cherbonnier, Mayer & Associates, Inc. and Security Plan, Inc.

3. Property Catastrophe Excess of Loss Reinsurance Contract between Security Plan Fire Insurance Company and Guy Carpenter & Company, Inc., effective January 1, 2004.

4. Investment Advisory Agreement between Security Plan Fire Insurance Company and McDonnell Investment Management, LLC (successor by assignment to Van Kampen Management Inc.), effective November 15, 2000.

5. Investment Advisory Agreement between Security Plan Life Insurance Company and McDonnell Investment Management, LLC (successor by assignment to Van Kampen Management Inc.), effective November 15, 2000.

6. Customized Pricing Arrangement Agreement between BellSouth Long Distance, Inc. and/or BellSouth BSE, Inc., as applicable, and Security Plan Life Insurance Company, dated July 15, 2002.

7. Consulting Agreement between Security Plan Life Insurance Company and C.R. Francis, dated September 22, 2003.

8. Letter Agreement between Disney Cruise Vacations and Security Plan Life Insurance Company, dated September 17, 2003. Security Plan Life Insurance Company has approximately $19,500 remaining to be paid under this Letter Agreement.

9. Administrative Services Agreement between Security Plan Life Insurance Company and Louisiana Health Service & Indemnity Company d/b/a Blue Cross and Blue Shield of Louisiana, and its subsidiary HMO Louisiana, Inc., effective January 1, 2004, through December 31, 2004.

10. Excess Auto Liability Policy between Security Plan Life Insurance Company and American Empire Surplus Lines Insurance Company for the policy period July 19, 2003, to July 19, 2004.

11. Tax Sharing Agreement between Security Plan Life Insurance Company and Mayflower Life Insurance Company, effective January 1, 2000.

12. Reinsurance Agreement between Security Industrial Insurance Company and Mayflower Life Insurance Company, effective January 1, 2000.

13. Stop-Loss Insurance Policy between Louisiana Health Service & Indemnity Company and Security Plan Life Insurance Company, effective January 1, 1991 (current policy year ends December 31, 2004).

14. District 2 Lease for 2429-G Congress Street, Lafayette, LA, from January 16, 2003 to January 31, 2008, with a minimum monthly payment of $2,055.41.

15. District 12 Lease for 2800 Youree Dr., Suite 100, Shreveport, LA, from April 1, 2004 to March 31, 2007, with a minimum monthly payment of $2,225.00.

16. District 14 Lease for 3909 Bienville St., Suite A, New Orleans, LA, from April 1, 2004 to March 31, 2009, with a minimum monthly payment of $3,500.00.

17. District 29 Lease for 3925 N 1-10 Service Rd., Suite 115, Metairie, LA, from April 1, 2004 to March 31, 2007, with a minimum monthly payment of $2,556.25.

18. District 35 Lease for 401 Whitney Avenue, Suite 127, Gretna, LA, from May 1, 2003 to April 30, 2006, with a minimum monthly payment of $2,082.17.

19. District 1 Lease for 3534 Hwy 1 South, Donaldsonville, LA, from February 1, 2000 to January 31, 2005, with a minimum monthly payment of $650.00.

20. Support Center - Operations Lease for 129 Railroad Avenue, Donaldsonville, LA, from January 1, 2004 to December 31, 2008, with a minimum monthly payment of $2,000.00.

21. Support Center - File Room Lease for 216/218 Railroad Avenue, Donaldsonville, LA, from November 1, 2003 to October 31, 2004, with a minimum monthly payment of $800.00.

22. Support Center - Warehouse Lease for 731 Church St., Bldg. J, Donaldsonville, LA, month to month, with a minimum monthly payment of $250.00.

23. District 3 Lease for 738-A East I10 Service Road, Slidell, LA, month-to-month, with a minimum monthly payment of $788.00.

24. District 4 Lease for 616 S. Lewis St., Ste. C, Centre Court Plaza, New Iberia, LA, from February 1, 2003 to January 31, 2006, with a minimum monthly payment of $1,604.17.

25. District 5 Lease for 222 Richmond Street, Bogalusa, LA, from January 1, 2002 to December 31, 2004, with a minimum monthly payment of $750.00.

26. District 8 Lease for 308 South Chevis Street, Rayne, LA, from September 1, 2003 to August 31, 2004, with a minimum monthly payment of $400.00.

27. District 9 Lease for 670 Stoner Avenue, Shreveport, LA, month to month, with a minimum monthly payment of $1,200.00.

28. District 10 Lease for 5789 Hwy 311, Ste. 6, Houma, LA, from May 1, 2004 to April 30, 2007, with a minimum monthly payment of $1,384.00.

29. District 15 Lease for 1814 Tower Drive, Monroe, LA, from September 1, 2001 to August 31, 2004, with a minimum monthly payment of $1,200.00.

30. District 23 Lease for 612 W. McNeese, Lake Charles, LA, from November 1, 2003 to November 30, 2006, with a minimum monthly payment of $1,950.00.

31. District 24 Lease for 226 Louisiana Avenue, Opelousas, LA, from March 1, 2004 to February 28, 2009, with a minimum monthly payment of $1,600.00.

32. District 5 Lease for 1900 Washington Street, Franklinton, LA, from February 1, 2003 to January 30, 2006, with a minimum monthly payment of $725.00.

33. District 34 Lease for 504 N. Cushing Avenue, Kaplan, LA month to month, with a minimum monthly payment of $550.00.

34. District 34 Lease for 123 N. Parkerson Avenue, Crowley, LA, from December 1, 2002 to November 30, 2005, with a minimum monthly payment of $1,100.00.

35. District 41 Lease for 3740 Government Street, Suite 1, Alexandria, LA, from October 1, 2001 to September 30, 2006, with a minimum monthly payment of $1,325.00.

36. District 41 Lease for 131 East 5th Street, Natchitoches, LA, from May 1, 2002 to April 30, 2005, with a minimum monthly payment of $700.00.

37. District 41 Lease for 213 Cottonport, Cottonport, LA, month to month, with a minimum monthly payment of $175.00.

38. District 50 Lease for 2192 EE Wallace Blvd, Ferriday, LA, from September 1, 2001 to August 31, 2004, with a minimum monthly payment of $800.00.

39. District 50 Lease for 520 Snyder St., Ste. 111, Tallulah, LA, from March 1, 2004 to February 28, 2005, with a minimum monthly payment of $150.00.

40. District 51 Lease for 914 East 70th Street, Shreveport, LA, from May 1, 2002 to April 30, 2005, with a minimum monthly payment of $875.00.

41. Region 1 Lease for 902 Fagan Drive, Suite A, Hammond, LA, from month to month, with a minimum monthly payment of $300.00.

42. Region 2 Lease for 433 Metairie Road, Suite 401, Metairie, LA, from March 1, 2001 to February 28, 2006, with a minimum monthly payment of $1,400.37.

43. Region 3 Lease for 1414 Eraste Landry Road, Suite 4/5, Lafayette, LA, from November 1, 2002 to October 31, 2004, with a minimum monthly payment of $715.00.

44. District 10 Lease for 6502 Hwy 90 E., Suite 209, Morgan City, LA, month to month, with a minimum monthly payment of $125.50.

45. Support Center - Storage Lease for 40100 Cornerview Rd., Gonzales, LA, month to month, with a minimum monthly payment of $98.00.

46. District 3 Lease for 1417 W. Morris Street, Suite A, Hammond, LA, from May 1, 2003 to April 30, 2006, with a minimum monthly payment of $1,230.00.

47. Oral agreement between SPL and Ernest Huval for accounting and actuarial services. In 2003 the total SPL paid Mr. Huval was $79,570.00. The following are approximate payments by SPL to Mr. Huval for the described services:

               o    $3,550.00 per month retainer.

               o    $1,650 per month for accounting and actuarial services.

               o    $750 per quarter for quarterly APOLA.

48.      Optimum Reinsurance Agreement as disclosed on Schedule S, Part 3,
         Section 1, of the 2003 Annual Statement for SPL.

49. Executive Medical Reimbursement Plan in which middle managers receive maximum reimbursement of $5,000 and executives receive maximum reimbursement of $10,000 for certain medical expenses. Boston Mutual Life Insurance underwrites the Reimbursement Plan. Additionally, SPL pays the hospitalization, life insurance and AD&D coverage premiums in full for certain employees.


SECTION 3.13:

1.       Blue Cross Blue Shield Group Hospitalization

2.       Guardian Dental Group Plan

3.       Prudential Financial Short/Long Term Disability Plan

4.       Group Term Life

5.       Alderwoods 401(k) Retirement Plan

6.       Executive Medical for Key Managers

7.       Key Managers Bonus Plan

8.       Vacation

9.       Sick Leave

10.      Employee Assistance Program

11.      Service Awards Program

12.      SPL Premium Only Plan (Cafeteria Plan)




SECTION 3.14:

None




SECTION 3.16:

1. Letter of Credit between Hibernia National Bank and Security Plan Life Insurance Company, dated December 23, 2003, in the amount of $250,000.




SECTION 3.17:

None




SECTION 4.5(D):

None




SECTION 4.5(G):

1. Bonus accruals will continue to be made monthly to fund the 2004 Incentive Plan (the "Plan") of SPL consisting of 18 employees with a target annual payout of $205,000

         (ranging from a low of $133,000 to a maximum of $307,000). Bonuses will be calculated on a pro-rata basis and paid to participating employees pursuant to the provisions of Section 4.7 of the Agreement.

2. Any contracts or agreements, used in the ordinary course of business, with agents, regional managers, district managers, staff managers, sales persons or other insurance personnel that Mayflower, SPL or Security Fire considers reasonable for the conduct of the business of SPL or Security Fire, in accordance with the customary business practices of SPL or Security Fire, as appropriate.

3. Deferred compensation payment to G. Louis Gaudet ("Gaudet") of $1,057.55 per month payable until the death of Gaudet.

4. Deferred compensation payment to Everett Newman ("Newman") of $95.05 per month payable until the death of Newman.

5. Severance payment to William Steve Black of $6,630 payable monthly for the 6 month period starting February 1, 2004, and ending July 1, 2004.




SECTION 4.5(H):

The following properties are currently listed for sale:

1.       264 Harrington Street, Bastrop, LA
         Listing Price:  $59,900.00

2.       3858 Linwood Ave., Shreveport, LA
         Listing Price:  $59,900.00

The following property is to be listed for sale in June, 2004:

1.       624 Hobson Street, Houma, LA




SECTION 4.5(I):

Jukebox (estimated to be $75,000)
AS400 printers (estimated to be $20,000)
Hardware for imaging project, including scanners and digital cameras (estimated to be $75,000)

SECTION 4.5(M):

None




SECTION 4.5(O):

None




SECTION 6.2(G):

MORTGAGE LOAN RECEIVABLE FROM ALDERWOODS (LOUISIANA), INC.

         In connection with the predecessor of Alderwoods Group, Inc.'s acquisition of the insurance business of SPL, SPL transferred certain investments in affiliated common stock to an affiliate, in exchange for a $6,600,000 mortgage loan (dated 3/26/96) secured by certain funeral home assets in the Greater New Orleans area and the Promissory Note. The mortgage loan requires monthly principal and interest of $59,974.25, interest at 10%, with a 25-year amortization. The outstanding loan balance is $3,844,912.71 as of May 31, 2004. The mortgage loan is current under its original terms. The Promissory Note shall be paid and the mortgage will be satisfied as set forth in Section
4.9 of the Agreement.


TAX SHARING AGREEMENT WITH MAYFLOWER NATIONAL LIFE

         Since tax year 1999, SPL has filed a consolidated tax return with its parent, Mayflower. SPL has historically made federal tax deposits under its own taxpayer identification number, and will continue to do so up to the Closing Date. All federal tax deposits made by SPL have been appropriately applied to the consolidated federal tax return of Mayflower.

         2003 FEDERAL INCOME TAXES - At December 31, 2003, SPL reported a current tax receivable of $1,518,987 in its statutory balance sheet, and represents the net federal tax overpayment made by SPL, based on its estimated income tax accrual for 2003. Upon completion and filing of Mayflower's consolidated federal income tax return, and consistent with its tax sharing agreement with Mayflower, SPL's federal income tax receivable for 2003 (after any adjustment required to "true-up" for its share of the actual 2003 federal income taxes) will be settled by Mayflower within 45 days of filing Mayflower's consolidated tax return for 2003. Mayflower's 2003 consolidated federal income tax return will be filed on or before September 15, 2004. In any event, SPL's adjusted 2003 federal income tax receivable will be settled with Mayflower prior to the Closing Date.

         2004 FEDERAL INCOME TAXES - During 2004 SPL will be making quarterly federal income tax deposits up to the Closing Date. The 2004 current federal income tax receivable or payable computed as of the Closing Date (included in the Closing Balance Sheet prepared within 30 days of the Closing) will be settled with Mayflower within 45 days subsequent to the Closing pursuant to Section 9.1 of the Agreement.

ACCRUED REIMBURSED EXPENSES DUE TO ALDERWOODS GROUP, INC. ("ALDERWOODS")

         At December 31, 2003, SPL reported in its statutory balance sheet a payable of $1,317,740 due to Alderwoods for expense reimbursements. The balance due at year end 2003 comprised of $837,740 of expenses, primarily legal fees incurred in 2000 and 2001 related to the class-action litigation, and $480,000 related to the allocation of the cost of property and liability coverage for the years 2000 through 2003 ($10,000 per month). Additionally as of December 31, 2003, SPL reported in its statutory balance sheet a payable of $110,000 due to Alderwoods for legal fees related to the class action litigation.

         During 2004 SPL has continued to accrue, and will continue to accrue, up to the Closing Date, $10,000 per month for its allocated share of the cost of property and liability coverage.

         The entire amount due by SPL to Alderwoods will be settled prior to the Closing Date.

100% COINSURED APOLA INSURANCE BLOCK

         The following is not an "intercompany account" but is being disclosed in the interest of disclosing intercompany transactions:

         Effective January 1, 1999, SPL entered into a 100% coinsurance agreement with Mayflower, whereby Mayflower assumed approximately $4.9 million of insurance in force with reserves of approximately $2.6 million. As of December 31, 2003, this insurance block represented approximately $3.2 million of insurance in force and approximately $2.2 million of reserves. Mayflower pays SPL approximately $1,000 per quarter for the administration of this business.

INTERCOMPANY SOFTWARE LICENSING AGREEMENT

         The following is not an "intercompany account" but is being disclosed in the interest of disclosing intercompany transactions:

         SPL, as a subsidiary of Alderwoods, participates in Alderwoods' software licensing agreement with Microsoft. As such, SPL is licensed to use MS Windows xp Professional and MS Office xp Professional on its approximate 175 personal computers. Additionally, SPL is licensed to use Norton AntiVirus corporate edition on its personal computers. No charge is allocated to SPL from Alderwoods for the cost of such software licensing. At Closing, when SPL ceases to be a subsidiary of Alderwoods, SPL will no longer participate in the licensing agreement with Microsoft.

SECTION 8.3(B):

1. POTENTIAL CLAIM. Former employee, Kathleen Gonzales, gave notice of desiring arbitration on September 12, 2002, but never pursued formal arbitration.

2. KANSAS, ET AL V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 19 97-0116). Plaintiff brought suit in the Civil District Court for the Parish of Orleans on January 21, 1997. The policy provided for a metal casket and the insured was to be buried in a Jewish cemetery where only wooden caskets are allowed. The funeral home refuses to allow a casket substitution. The suit includes the funeral home as a defendant. This is a death claim for which plaintiff alleges $70,000 in damages.

3. RIDEAU V. SECURITY PLAN LIFE INSURANCE COMPANY (CASE NO. 02-C-3907-A). Plaintiff brought suit in the 27th Judicial District Court in the Parish of St. Landry on September 25, 2002. The insured was not in sound health on the date of issue. This is a declined death claim for which plaintiff alleges $4,732 in damages.

4. BERTRAND V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 76588-A). Plaintiff brought suit in the 15th Judicial District Court in the Parish of Vermilion on July 20, 2001. The accidental death benefits were denied due to the insured's death being the result of a multidrug overdose. This is a declined accidental death benefit claim for which plaintiff alleges the insurance amount of $29,917 plus legal interest, penalties, reasonable attorney's fees and all costs of the proceedings as damages.

5. PITTMAN V. AMERICAN GENERAL PROPERTY INSURANCE COMPANY AND SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 76942-I). Plaintiff brought suit in the 22nd Judicial District Court in the Parish of Washington on April 8, 1998. The insured had $20,000 of contents coverage and $5,218.76 was paid. This is a fire claim for which plaintiff alleges $50,000 in damages.

6. SMITH V. SECURITY PLAN LIFE INSURANCE COMPANY, ET AL (CASE NO. 00074385C). Plaintiff brought suit in the 23rd Judicial District Court in the Parish of Ascension on February 3, 2003. This suit alleges that low income and uneducated segments of African Americans were targeted for specific life products.

7. COLIN, ET AL V. BROWN, ET AL (CASE NO. 00-57004). Plaintiff brought suit in the 1st City Court of the City of New Orleans, Louisiana on October 6, 2000. Brown was involved in an automobile accident and his insurer was Young American Insurance Company. However, the Young American Insurance Co. which was acquired by SPL did not sell automobile insurance and the suit was brought in error. Plaintiff's attorney stated he would take care of the release.

8. FRANKLIN V. ARMSTRONG, ET AL (CASE NO. C 496559 F). Plaintiff brought suit in the 19th Judicial District Court in the Parish of East Baton Rouge on August 6, 2002. Armstrong was involved in an automobile accident and his insurer was American Standard Insurance Company. However, the business acquired by SPL from American Standard was not automobile insurance and the suit was brought in error.

9. CRAWFORD & CO., ET AL V. DEPENDABLE TRANSPORT INC, ET AL (INDEX # 113631/03). Plaintiff brought suit in the Supreme Court of the State of New York in the County of New York on November 4, 2003. This is a case involving automobile insurance and the suit was brought in error.

10. DUFFY, ET AL V. SI-SIFH CORP., ET AL (CASE NO. 97-12045). Plaintiff brought suit in Civil District Court in the Parish of Orleans on April 13, 2004. Plaintiffs were denied right to substitute caskets by the funeral home. Plaintiff's counsel is attempting to consolidate additional plaintiffs in this action. This case has been previously denied class certification and was originally brought against the funeral homes which settled the various actions.

11. CABALLERO V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 00069730E). Plaintiff brought suit in the 23rd Judicial District Court in the Parish of Ascension. Plaintiff is a former employee alleging wrongful termination and is suing for backpay, benefits, and equitable damages. Defendants are drafting a motion for summary judgment.

12. REFUGE V. SECURITY INDUSTRIAL INSURANCE COMPANY (CASE NO. 01-50749). Plaintiff brought suit in the First City Court of the City of New Orleans. Plaintiff is a former employee alleging that she was not paid full wages and is petitioning for past wages of $1,150.

                                    EXHIBIT B
                                    ---------

                 LEGAL OPINION LETTER FROM COUNSEL FOR MAYFLOWER
                 -----------------------------------------------

                                    EXHIBIT B

                 LEGAL OPINION LETTER FROM COUNSEL FOR MAYFLOWER

         1. Mayflower has the requisite corporate power and authority to enter into the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

         2. The execution and delivery of the Agreement by Mayflower, the performance by Mayflower of its obligations thereunder and the consummation by Mayflower of the transactions contemplated thereby (a) have been duly authorized by all necessary corporate action on the part of Mayflower, (b) do not contravene any provision of Mayflower's articles of incorporation or bylaws and (c) do not contravene any present law, or present regulation of any governmental agency or authority, of the State of Indiana.

         3. Assuming that all consents, approvals, authorizations and other actions have been obtained and all filings, notifications, approvals and other actions referred to in
                  Article V and Sections 6.1(a) and 6.1(b) of the Purchase Agreement have been made or obtained, the execution and delivery of the Agreement by Mayflower, the performance by Mayflower of its obligations thereunder and the consummation by Mayflower of the transactions contemplated thereby will not violate (a) any present law, or present regulation of any governmental agency or authority, of the United States of America or (b) any agreement binding upon Mayflower or its property that is listed on Annex ___ to the Officer's Certificate of Mayflower delivered to us in connection with this opinion. [Copy of Officer's Certificate to be attached to opinion with list of material agreements.]

         4. The Purchase Agreement has been duly executed and delivered by Mayflower and, assuming that the Agreement constitutes a valid and binding obligation of Citizens, constitutes a legal, valid and binding obligation of Mayflower, enforceable against Mayflower in accordance with its terms.

         5. SPL is validly existing and in good standing under the laws of the State of Louisiana. Security Fire is validly existing and in good standing under the laws of the State of Louisiana.


         The opinions expressed herein are limited to (a) with respect to the opinions expressed in paragraphs 1 and 2 above, the laws of the State of Indiana and (b) with respect to the opinions expressed in paragraphs 3 and 4 above, the federal laws of the United States of America and the Texas Business Corporation Act. In connection with the opinions expressed in paragraph 5 above, we have relied solely upon certificates of public officials as to the factual matters and legal conclusions set forth therein, copies of which have been provided to you. With respect to the opinions expressed in paragraphs 2(c) and 3(a) above, our opinions are limited to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

         [Other customary qualifications to be included.]